Filed Pursuant to Rule 424(b)(2)
Registration No. 333-153916

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class	Amount to be	Maximum aggregate	Amount of
of Securities to be Registered	Registered(1)	offering price	Registration Fee (2)
Common Stock, $0.01 par value (3)	24,150,000	$289,800,000	$16,171

(1)	Includes shares of common stock subject to an over-allotment option granted by the registrant to the underwriters.

(2)	The registration fee of $16,171 is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the $57,015 remaining of the previously paid registration fee with respect to the proposed offering of unsold securities registered under the Registration Statement (Registration No. 333-116246) initially filed with the Securities and Exchange Commission on June 7, 2004 is being carried forward for application in connection with offerings under this registration statement. After application of the $16,171 registration fee due for this offering, $40,844 remains available for future registration fees. Accordingly, no filing fee is being paid at this time.

(3)	Each share of common stock includes one preferred share purchase right. No separate consideration is payable for the preferred share purchase rights.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 9, 2008)

21,000,000 Shares

CenterPoint Energy, Inc.

Common Stock

We are offering 21,000,000 shares of our common stock, par value $0.01 per share, together with the related preferred share purchase rights. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the New York and Chicago Stock Exchanges and is traded under the symbol “CNP.” The last reported sale price of our common stock on the New York Stock Exchange on September 10, 2009 was $12.13 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial Price to Public	$12.00	$252,000,000
Underwriting Discount	$0.42	$8,820,000
Proceeds, before expenses, to CenterPoint Energy, Inc.	$11.58	$243,180,000

To the extent that the underwriters sell more than 21,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 3,150,000 shares from us at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment therefor on or about September 16, 2009.

Citi	Deutsche Bank Securities	BofA Merrill Lynch	UBS Investment Bank

Goldman, Sachs & Co.
HSBC
Morgan Stanley
RBC Capital Markets
Wells Fargo Securities

Prospectus Supplement dated September 10, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell shares of our common stock and are not soliciting an offer to buy shares of our common stock in any state where the offer or sale is not permitted. You should assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

Prospectus Supplement

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.” Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

CenterPoint Energy, Inc.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission and distribution facilities, natural gas distribution facilities, interstate pipelines and natural gas gathering, processing and treating facilities. As of the date of this prospectus supplement, our principal indirect wholly owned subsidiaries include:

•	CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), which engages in the electric transmission and distribution business in a 5,000-square mile area of the Texas Gulf Coast that includes Houston; and

•	CenterPoint Energy Resources Corp. (CERC Corp., and, together with its subsidiaries, CERC), which owns and operates natural gas distribution systems in six states. Subsidiaries of CERC Corp. own interstate natural gas pipelines and gas gathering systems and provide various ancillary services. A wholly owned subsidiary of CERC Corp. offers variable and fixed-price physical natural gas supplies primarily to commercial and industrial customers and electric and gas utilities.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: 713-207-1111).

Recent Developments

Long-Term Gas Gathering and Treatment Agreements

CenterPoint Energy Field Services, Inc. (CEFS), a wholly-owned natural gas gathering and treating subsidiary of CERC Corp., has entered into long-term agreements with an indirect wholly-owned subsidiary of EnCana Corporation (EnCana) and an indirect wholly-owned subsidiary of Royal Dutch Shell plc (Shell) to provide gathering and treating services for their natural gas production from the Haynesville Shale and Bossier Shale formations in Texas and Louisiana. CEFS has also acquired existing jointly-owned gathering facilities from EnCana and Shell in De Soto and Red River parishes in northwest Louisiana.

Under the terms of the agreements, CEFS will commence gathering and treating services immediately utilizing the acquired facilities. CEFS will also expand the acquired facilities to gather and treat up to 700 million cubic feet per day (MMcf/day) of natural gas from their current throughput of over 100 MMcf/day. If EnCana or Shell elect, CEFS will expand the facilities in order to gather and treat additional future volumes.

New construction to reach 700 MMcf/day includes more than 200 miles of pipelines, nearly 25,500 horsepower of compression and over 800 MMcf/day of treating capacity.

The agreements include volume commitments for which CEFS has exclusive rights to gather Shell’s and EnCana’s natural gas production.

CEFS estimates that the purchase of existing facilities and construction to gather 700 MMcf/day will cost between $300 and $325 million and will be completed over 18 months. If EnCana and Shell elect expansion of the project to gather and process the additional future volumes, CEFS estimates that the expansion would cost as much as $250 to $300 million.

CEFS’s obligations under the agreements have been guaranteed, subject to certain maximum exposures, by CenterPoint Energy.

Hurricane Ike Recovery

On August 26, 2009, the Public Utility Commission of Texas (Texas Utility Commission) issued a financing order allowing CenterPoint Houston to recover the distribution portion of previously approved system restoration costs incurred as a result of Hurricane Ike through the issuance of system restoration bonds. The financing order will become final and non-appealable on September 10, 2009. Under the financing order, CenterPoint Houston is authorized to issue bonds totaling $643 million, plus (i) carrying charges on that amount from September 1, 2009 to the date the bonds are issued and (ii) up-front qualified costs relating to the transaction, which, subject to certain exceptions, are limited to $6.1 million. The financing order provides that the benefits from accumulated deferred federal income taxes (ADFIT) related to the system restoration costs will not be applied to reduce the amount to be securitized, but CenterPoint Houston will provide to customers a credit related to those benefits (based on a beginning balance of $207 million) over the life of the bonds issued. CenterPoint Houston expects to issue the system restoration bonds in 2009.

The Offering

Issuer	CenterPoint Energy, Inc.

Common Stock Offered	21,000,000 shares.

Common Stock Outstanding After the Offering	386,667,890 shares. (1)

Option to Purchase Additional Shares	We have granted the underwriters a 30-day option to purchase a maximum of 3,150,000 additional shares of our common stock on the same terms and conditions and at the initial price to public less the underwriting discount set forth on the cover page of this prospectus supplement to cover over-allotments, if any.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-4 of this prospectus supplement before deciding whether to invest in our common stock.

Use of Proceeds	The net proceeds from this offering, after deducting underwriters’ discounts and estimated expenses of the offering, are expected to be approximately $242.8 million, or $279.3 million if the underwriters exercise their overallotment option in full. We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, to repay borrowings under our revolving credit facility and our money pool and to make loans to our subsidiaries, including to CERC Corp. to fund CEFS’s gas gathering project described in “Recent Developments — Long-Term Gas Gathering and Treatment Agreements” on page S-1. See “Use of Proceeds” on page S-16 of this prospectus supplement.

New York and Chicago Stock Exchange Symbol	CNP

(1)	Based on 365,667,890 shares of our common stock outstanding at August 31, 2009, excluding 166 shares held as treasury stock.

RISK FACTORS

You should consider carefully the following information about risks, as well as risks arising from any legal proceedings identified or referenced in Part II, Item 1 “Legal Proceedings” of our Quarterly Report on Form 10-Q for the period ended June 30, 2009 (2nd Quarter 2009 Form 10-Q) and in “Legal Proceedings” in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2008 (2008 Form 10-K), together with the other information contained in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock.

We are a holding company that conducts all of our business operations through subsidiaries, primarily CenterPoint Houston and CERC.

Risk Factors Affecting Our Electric Transmission & Distribution Business

CenterPoint Houston may not be successful in ultimately recovering the full value of its true-up components, which could result in the elimination of certain tax benefits and could have an adverse impact on CenterPoint Houston’s results of operations, financial condition and cash flows.

In March 2004, CenterPoint Houston filed its true-up application with the Texas Utility Commission, requesting recovery of $3.7 billion, excluding interest, as allowed under the Texas Electric Choice Plan (Texas electric restructuring law). In December 2004, the Texas Utility Commission issued its final order (True-Up Order) allowing CenterPoint Houston to recover a true-up balance of approximately $2.3 billion, which included interest through August 31, 2004, and provided for adjustment of the amount to be recovered to include interest on the balance until recovery, along with the principal portion of additional excess mitigation credits (EMCs) returned to customers after August 31, 2004 and certain other adjustments.

CenterPoint Houston and other parties filed appeals of the True-Up Order to a district court in Travis County, Texas. In August 2005, that court issued its judgment on the various appeals. In its judgment, the district court:

•	reversed the Texas Utility Commission’s ruling that had denied recovery of a portion of the capacity auction true-up amounts;

•	reversed the Texas Utility Commission’s ruling that precluded CenterPoint Houston from recovering the interest component of the EMCs paid to retail electric providers (REPs); and

•	affirmed the True-Up Order in all other respects.

The district court’s decision would have had the effect of restoring approximately $650 million, plus interest, of the $1.7 billion the Texas Utility Commission had disallowed from CenterPoint Houston’s initial request.

CenterPoint Houston and other parties appealed the district court’s judgment to the Texas Third Court of Appeals, which issued its decision in December 2007. In its decision, the court of appeals:

•	reversed the district court’s judgment to the extent it restored the capacity auction true-up amounts;

•	reversed the district court’s judgment to the extent it upheld the Texas Utility Commission’s decision to allow CenterPoint Houston to recover EMCs paid to RRI Energy, Inc. (RRI) (formerly known as Reliant Energy, Inc. and Reliant Resources, Inc.);

•	ordered that the tax normalization issue described below be remanded to the Texas Utility Commission as requested by the Texas Utility Commission; and

•	affirmed the district court’s judgment in all other respects.

In April 2008, the court of appeals denied all motions for rehearing and reissued substantially the same opinion as it had rendered in December 2007.

In June 2008, CenterPoint Houston petitioned the Texas Supreme Court for review of the court of appeals decision. In its petition, CenterPoint Houston seeks reversal of the parts of the court of appeals decision that

(i) denied recovery of EMCs paid to RRI, (ii) denied recovery of the capacity auction true-up amounts allowed by the district court, (iii) affirmed the Texas Utility Commission’s rulings that denied recovery of approximately $378 million related to depreciation and (iv) affirmed the Texas Utility Commission’s refusal to permit CenterPoint Houston to utilize the partial stock valuation methodology for determining the market value of its former generation assets. Two other petitions for review were filed with the Texas Supreme Court by other parties to the appeal. In those petitions parties contend that (i) the Texas Utility Commission was without authority to fashion the methodology it used for valuing the former generation assets after it had determined that CenterPoint Houston could not use the partial stock valuation method, (ii) in fashioning the method it used for valuing the former generating assets, the Texas Utility Commission deprived parties of their due process rights and an opportunity to be heard, (iii) the net book value of the generating assets should have been adjusted downward due to the impact of a purchase option that had been granted to RRI, (iv) CenterPoint Houston should not have been permitted to recover construction work in progress balances without proving those amounts in the manner required by law and (v) the Texas Utility Commission was without authority to award interest on the capacity auction true up award.

In June 2009, the Texas Supreme Court granted the petitions for review of the court of appeals decision. Oral argument before the court is scheduled for October 2009. Although CenterPoint Energy and CenterPoint Houston believe that CenterPoint Houston’s true-up request is consistent with applicable statutes and regulations and, accordingly, that it is reasonably possible that it will be successful in its appeal to the Texas Supreme Court, we can provide no assurance as to the ultimate court rulings on the issues to be considered in the appeal or with respect to the ultimate decision by the Texas Utility Commission on the tax normalization issue described below.

To reflect the impact of the True-Up Order, in 2004 and 2005, we recorded a net after-tax extraordinary loss of $947 million. No amounts related to the district court’s judgment or the decision of the court of appeals have been recorded in our consolidated financial statements. However, if the court of appeals decision is not reversed or modified as a result of further review by the Texas Supreme Court, we anticipate that we would be required to record an additional loss to reflect the court of appeals decision. The amount of that loss would depend on several factors, including ultimate resolution of the tax normalization issue described below and the calculation of interest on any amounts CenterPoint Houston ultimately is authorized to recover or is required to refund beyond the amounts recorded based on the True-Up Order, but could range from $170 million to $385 million (pre-tax) plus interest subsequent to December 31, 2008.

In the True-Up Order, the Texas Utility Commission reduced CenterPoint Houston’s stranded cost recovery by approximately $146 million, which was included in the extraordinary loss discussed above, for the present value of certain deferred tax benefits associated with its former electric generation assets. We believe that the Texas Utility Commission based its order on proposed regulations issued by the Internal Revenue Service (IRS) in March 2003 that would have allowed utilities owning assets that were deregulated before March 4, 2003 to make a retroactive election to pass the benefits of Accumulated Deferred Investment Tax Credits (ADITC) and Excess Deferred Federal Income Taxes (EDFIT) back to customers. However, the IRS subsequently withdrew those proposed normalization regulations and in March 2008 adopted final regulations that would not permit utilities like CenterPoint Houston to pass the tax benefits back to customers without creating normalization violations. In addition, we received a Private Letter Ruling (PLR) from the IRS in August 2007, prior to adoption of the final regulations that confirmed that the Texas Utility Commission’s order reducing CenterPoint Houston’s stranded cost recovery by $146 million for ADITC and EDFIT would cause normalization violations with respect to the ADITC and EDFIT.

If the Texas Utility Commission’s order relating to the ADITC reduction is not reversed or otherwise modified on remand so as to eliminate the normalization violation, the IRS could require us to pay an amount equal to CenterPoint Houston’s unamortized ADITC balance as of the date that the normalization violation is deemed to have occurred. In addition, the IRS could deny CenterPoint Houston the ability to elect accelerated tax depreciation benefits beginning in the taxable year that the normalization violation is deemed to have occurred. Such treatment, if required by the IRS, could have a material adverse impact on our results of operations, financial condition and cash flows in addition to any potential loss resulting from final resolution of the True-Up Order. In its opinion, the court of appeals ordered that this issue be remanded to the Texas

Utility Commission, as that commission requested. No party, in the petitions for review or briefs filed with the Texas Supreme Court, has challenged that order by the court of appeals although the Texas Supreme Court has the authority to consider all aspects of the rulings above, not just those challenged specifically by the appellants. We and CenterPoint Houston will continue to pursue a favorable resolution of this issue through the appellate and administrative process. Although the Texas Utility Commission has not previously required a company subject to its jurisdiction to take action that would result in a normalization violation, no prediction can be made as to the ultimate action the Texas Utility Commission may take on this issue on remand.

CenterPoint Houston must seek recovery of significant restoration costs arising from Hurricane Ike.

CenterPoint Houston’s electric delivery system suffered substantial damage as a result of Hurricane Ike, which struck the upper Texas coast in September 2008.

CenterPoint Houston deferred the uninsured system restoration costs as management believes it is probable that such costs will be recovered through the regulatory process. As of June 30, 2009, CenterPoint Houston had balances of $163 million in property, plant and equipment and $442 million in regulatory assets related to restoration costs incurred through June 30, 2009. In April 2009, CenterPoint Houston filed with the Texas Utility Commission an application for review and approval for recovery of approximately $608 million in system restoration costs identified as of the end of February 2009, plus $2 million in regulatory expenses, $13 million in certain debt issuance costs, and $55 million in projected carrying costs, pursuant to the legislation described below. CenterPoint Houston expects to incur additional costs, currently estimated at $12 million, related to Hurricane Ike, principally related to the reconstruction of certain substations on Galveston Island, and will seek to recover those costs through the regulatory process at a later date.

In April 2009, the Texas Legislature enacted legislation that authorizes the Texas Utility Commission to conduct proceedings to determine the amount of system restoration costs and related costs associated with hurricanes or other major storms that utilities are entitled to recover, and to issue financing orders that would permit a utility like CenterPoint Houston to recover the distribution portion of those costs and related carrying costs through the issuance of non-recourse system restoration bonds similar to the securitization bonds issued previously. The legislation also allows such a utility to recover, or defer for future recovery, the transmission portion of its system restoration costs through the existing mechanisms established to recover transmission level costs. The legislation requires the Texas Utility Commission to make its determination of recoverable system restoration costs within 150 days of the filing of a utility’s application and to rule on a utility’s application for a financing order for the issuance of system restoration bonds within 90 days of the filing of that application. The time periods for the Texas Utility Commission to act on the two applications can run concurrently, but the Texas Utility Commission can delay issuing a financing order until it has ruled on the amount of recoverable system restoration costs. Alternatively, if securitization is not the least-cost option for rate payers, the legislation authorizes the Texas Utility Commission to allow a utility to recover those costs through a customer surcharge mechanism.

In the application it filed in April 2009, CenterPoint Houston sought approval for recovery of a total of approximately $678 million, including the $608 million in system restoration costs described above plus related regulatory expenses, certain debt issuance costs and carrying costs calculated through August 2009. On July 31, 2009, CenterPoint Houston announced that it had reached a settlement agreement (recovery settlement agreement) with the parties to the proceeding. Under the terms of the recovery settlement agreement, CenterPoint Houston will be entitled to recover a total of $663 million in costs relating to Hurricane Ike, along with carrying costs from September 1, 2009 until system restoration bonds are issued. In August 2009, the Texas Utility Commission approved CenterPoint Houston’s application and the recovery settlement agreement. CenterPoint Houston expects to recover the approximately $643 million that relates to its distribution system through the issuance of system restoration bonds similar to the securitization bonds previously issued to recover transition costs. Assuming that system recovery bonds are issued, CenterPoint Houston will recover the distribution portion of approved system restoration costs out of the bond proceeds, with the bonds being repaid over time through a charge imposed on customers. CenterPoint Houston expects to recover the transmission portion of the amount authorized, approximately $20 million, through the existing transmission cost of service process.

In July 2009, CenterPoint Houston filed with the Texas Utility Commission its application for a financing order to recover the portion of approved costs related to distribution service through the issuance of system restoration bonds. On August 18, 2009, CenterPoint Houston filed a settlement agreement (financing settlement agreement) with the Texas Utility Commission that would resolve that proceeding. On August 26, 2009, the Texas Utility Commission approved the settlement agreement and issued a financing order. Under the financing order, CenterPoint Houston is authorized to issue bonds totaling $643 million, plus (i) carrying charges on that amount from September 1, 2009 to the date the bonds are issued and (ii) up-front qualified costs relating to the transaction, which, subject to certain exceptions, are limited to $6.1 million. The financing order provides that the benefits from ADFIT related to the system restoration costs will not be applied to reduce the amount to be securitized, but CenterPoint Houston will provide to customers a credit related to those benefits (based on a beginning balance of $207 million) over the life of the bonds issued.

CenterPoint Houston’s failure to recover costs incurred as a result of Hurricane Ike could adversely affect our liquidity, results of operations and financial condition.

CenterPoint Houston’s receivables are concentrated in a small number of retail electric providers, and any delay or default in payment could adversely affect CenterPoint Houston’s cash flows, financial condition and results of operations.

CenterPoint Houston’s receivables from the distribution of electricity are collected from REPs that supply the electricity CenterPoint Houston distributes to their customers. As of June 30, 2009, CenterPoint Houston did business with 83 REPs. Adverse economic conditions, structural problems in the market served by ERCOT or financial difficulties of one or more REPs could impair the ability of these REPs to pay for CenterPoint Houston’s services or could cause them to delay such payments. In 2008, seven REPs selling power within CenterPoint Houston’s service territory ceased to operate, and their customers were transferred to the provider of last resort or to other REPs. CenterPoint Houston depends on these REPs to remit payments on a timely basis. Applicable regulatory provisions require that customers be shifted to a provider of last resort if a REP cannot make timely payments. Applicable Texas Utility Commission regulations significantly limit the extent to which CenterPoint Houston can demand credit protection from REPs for payments not made prior to the shift to the provider of last resort. However, the Texas Utility Commission is currently considering proposed revisions to those regulations that, as currently proposed, would (i) increase the credit protections that could be required from REPs, and (ii) allow utilities to defer the loss of payments for recovery in a future rate case. Whether such revised regulations will ultimately be adopted and their terms cannot now be determined. A subsidiary of NRG Energy, Inc. is the successor to the retail electric sales business of RRI and has become the largest REP in CenterPoint Houston’s service territory. Approximately 45% of CenterPoint Houston’s $192 million in billed receivables from REPs at June 30, 2009 was owed by the NRG Energy, Inc. subsidiary. Any delay or default in payment by REPs such as the NRG Energy, Inc. subsidiary could adversely affect CenterPoint Houston’s cash flows, financial condition and results of operations. If any of these REPs were unable to meet its obligations, it could consider, among various options, restructuring under the bankruptcy laws, in which event any such REP might seek to avoid honoring its obligations and claims might be made by creditors involving payments CenterPoint Houston had received from such REP.

Rate regulation of CenterPoint Houston’s business may delay or deny CenterPoint Houston’s ability to earn a reasonable return and fully recover its costs.

CenterPoint Houston’s rates are regulated by certain municipalities and the Texas Utility Commission based on an analysis of its invested capital and its expenses in a test year. Thus, the rates that CenterPoint Houston is allowed to charge may not match its expenses at any given time. The regulatory process by which rates are determined may not always result in rates that will produce full recovery of CenterPoint Houston’s costs and enable CenterPoint Houston to earn a reasonable return on its invested capital.

In this regard, pursuant to the Stipulation and Settlement Agreement approved by the Texas Utility Commission in September 2006, until June 30, 2010 CenterPoint Houston is limited in its ability to request retail rate relief. For more information on the Stipulation and Settlement Agreement, please read “Business — Regulation — State and Local Regulation — Electric Transmission & Distribution — CenterPoint Houston Rate Agreement” in Item 1 of the 2008 Form 10-K.

Disruptions at power generation facilities owned by third parties could interrupt CenterPoint Houston’s sales of transmission and distribution services.

CenterPoint Houston transmits and distributes to customers of REPs electric power that the REPs obtain from power generation facilities owned by third parties. CenterPoint Houston does not own or operate any power generation facilities. If power generation is disrupted or if power generation capacity is inadequate, CenterPoint Houston’s sales of transmission and distribution services may be diminished or interrupted, and its results of operations, financial condition and cash flows could be adversely affected.

CenterPoint Houston’s revenues and results of operations are seasonal.

A significant portion of CenterPoint Houston’s revenues is derived from rates that it collects from each REP based on the amount of electricity it delivers on behalf of such REP. Thus, CenterPoint Houston’s revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage, with revenues being higher during the warmer months.

Risk Factors Affecting Our Natural Gas Distribution, Competitive Natural Gas Sales and Services, Interstate Pipelines and Field Services Businesses

Rate regulation of CERC’s business may delay or deny CERC’s ability to earn a reasonable return and fully recover its costs.

CERC’s rates for its natural gas distribution business (Gas Operations) are regulated by certain municipalities and state commissions, and for its interstate pipelines by the Federal Energy Regulatory Commission, based on an analysis of its invested capital and its expenses in a test year. Thus, the rates that CERC is allowed to charge may not match its expenses at any given time. The regulatory process in which rates are determined may not always result in rates that will produce full recovery of CERC’s costs and enable CERC to earn a reasonable return on its invested capital.

CERC’s businesses must compete with alternate energy sources, which could result in CERC marketing less natural gas, and its interstate pipelines and field services businesses must compete directly with others in the transportation, storage, gathering, treating and processing of natural gas, which could lead to lower prices and reduced volumes, either of which could have an adverse impact on CERC’s results of operations, financial condition and cash flows.

CERC competes primarily with alternate energy sources such as electricity and other fuel sources. In some areas, intrastate pipelines, other natural gas distributors and marketers also compete directly with CERC for natural gas sales to end-users. In addition, as a result of federal regulatory changes affecting interstate pipelines, natural gas marketers operating on these pipelines may be able to bypass CERC’s facilities and market, sell and/or transport natural gas directly to commercial and industrial customers. Any reduction in the amount of natural gas marketed, sold or transported by CERC as a result of competition may have an adverse impact on CERC’s results of operations, financial condition and cash flows.

CERC’s two interstate pipelines and its gathering systems compete with other interstate and intrastate pipelines and gathering systems in the transportation and storage of natural gas. The principal elements of competition are rates, terms of service, and flexibility and reliability of service. They also compete indirectly with other forms of energy, including electricity, coal and fuel oils. The primary competitive factor is price. The actions of CERC’s competitors could lead to lower prices, which may have an adverse impact on CERC’s results of operations, financial condition and cash flows. Additionally, any reduction in the volume of natural gas transported or stored may have an adverse impact on CERC’s results of operations, financial condition and cash flows.

CERC’s natural gas distribution and competitive natural gas sales and services businesses are subject to fluctuations in natural gas prices, which could affect the ability of CERC’s suppliers and customers to meet their obligations or otherwise adversely affect CERC’s liquidity and results of operations.

CERC is subject to risk associated with increases in the price of natural gas. Increases in natural gas prices might affect CERC’s ability to collect balances due from its customers and, for Gas Operations, could create the potential for uncollectible accounts expense to exceed the recoverable levels built into CERC’s tariff rates. In addition, a sustained period of high natural gas prices could (i) apply downward demand pressure on natural gas consumption in the areas in which CERC operates thereby resulting in decreased sales volumes and revenues and (ii) increase the risk that CERC’s suppliers or customers fail or are unable to meet their obligations. Additionally, increasing natural gas prices could create the need for CERC to provide collateral in order to purchase natural gas.

A decline in CERC’s credit rating could result in CERC’s having to provide collateral in order to purchase gas.

If CERC’s credit rating were to decline, it might be required to post cash collateral in order to purchase natural gas. If a credit rating downgrade and the resultant cash collateral requirement were to occur at a time when CERC was experiencing significant working capital requirements or otherwise lacked liquidity, CERC’s results of operations, financial condition and cash flows could be adversely affected.

The revenues and results of operations of CERC’s interstate pipelines and field services businesses are subject to fluctuations in the supply and price of natural gas and natural gas liquids.

CERC’s interstate pipelines and field services businesses largely rely on natural gas sourced in the various supply basins located in the Mid-continent region of the United States. The level of drilling and production activity in these regions is dependent on economic and business factors beyond our control. The primary factor affecting both the level of drilling activity and production volumes is natural gas pricing. A sustained decline in natural gas prices could result in a decrease in exploration and development activities in the regions served by our gathering and pipeline transportation systems and our natural gas treating and processing activities. A sustained decline could also lead producers to shut in production from their existing wells. Other factors that impact production decisions include the level of production costs relative to other available production, producers’ access to needed capital and the cost of that capital, the ability of producers to obtain necessary drilling and other governmental permits, access to drilling rigs and regulatory changes. Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves or to shut in production from existing reserves. To the extent the availability of this supply is substantially reduced, it could have an adverse effect on CERC’s results of operations, financial condition and cash flows.

CERC’s revenues from these businesses are also affected by the prices of natural gas and natural gas liquids (NGL). NGL prices generally fluctuate on a basis that correlates to fluctuations in crude oil prices. In the past, the prices of natural gas and crude oil have been extremely volatile, and we expect this volatility to continue. The markets and prices for natural gas, NGLs and crude oil depend upon factors beyond our control. These factors include supply of and demand for these commodities, which fluctuate with changes in market and economic conditions and other factors.

CERC’s revenues and results of operations are seasonal.

A substantial portion of CERC’s revenues is derived from natural gas sales and transportation. Thus, CERC’s revenues and results of operations are subject to seasonality, weather conditions and other changes in natural gas usage, with revenues being higher during the winter months.

The actual cost of pipelines under construction, future pipeline, gathering and treating systems and related compression facilities may be significantly higher than CERC had planned.

Subsidiaries of CERC Corp. have been recently involved in significant pipeline construction projects and, depending on available opportunities, may, from time to time, be involved in additional significant pipeline construction and gathering and treating system projects in the future. The construction of new pipelines, gathering and treating systems and related compression facilities may require the expenditure of significant amounts of capital, which may exceed CERC’s estimates. These projects may not be completed at the planned cost, on schedule or at all. The construction of new pipeline, gathering, treating or compression facilities is subject to construction cost overruns due to labor costs, costs of equipment and materials such as steel and nickel, labor shortages or delays, weather delays, inflation or other factors, which could be material. In addition, the construction of these facilities is typically subject to the receipt of approvals and permits from various regulatory agencies. Those agencies may not approve the projects in a timely manner or may impose restrictions or conditions on the projects that could potentially prevent a project from proceeding, lengthen its expected completion schedule and/or increase its anticipated cost. As a result, there is the risk that the new facilities may not be able to achieve CERC’s expected investment return, which could adversely affect CERC’s financial condition, results of operations or cash flows.

The states in which CERC provides regulated local gas distribution may, either through legislation or rules, adopt restrictions similar to or broader than those under the Public Utility Holding Company Act of 1935 regarding organization, financing and affiliate transactions that could have significant adverse impacts on CERC’s ability to operate.

The Public Utility Holding Company Act of 1935, to which we and our subsidiaries were subject prior to its repeal in the Energy Policy Act of 2005, provided a comprehensive regulatory structure governing the organization, capital structure, intracompany relationships and lines of business that could be pursued by registered holding companies and their member companies. Following repeal of that Act, some states in which CERC does business have sought to expand their own regulatory frameworks to give their regulatory authorities increased jurisdiction and scrutiny over similar aspects of the utilities that operate in their states. Some of these frameworks attempt to regulate financing activities, acquisitions and divestitures, and arrangements between the utilities and their affiliates, and to restrict the level of non-utility businesses that can be conducted within the holding company structure. Additionally they may impose record keeping, record access, employee training and reporting requirements related to affiliate transactions and reporting in the event of certain downgrading of the utility’s bond rating.

These regulatory frameworks could have adverse effects on CERC’s ability to operate its utility operations, to finance its business and to provide cost-effective utility service. In addition, if more than one state adopts restrictions over similar activities, it may be difficult for CERC and us to comply with competing regulatory requirements.

Risk Factors Associated with Our Consolidated Financial Condition

If we are unable to arrange future financings on acceptable terms, our ability to refinance existing indebtedness could be limited.

As of June 30, 2009, we had $10.1 billion of outstanding indebtedness on a consolidated basis, which includes $2.5 billion of non-recourse transition bonds. As of June 30, 2009, approximately $857 million principal amount of this debt is required to be paid through 2011. This amount excludes principal repayments of approximately $565 million on transition bonds, for which a dedicated revenue stream exists. Our future financing activities may be significantly affected by, among other things:

•	the resolution of the true-up components, including, in particular, the results of appeals to the courts regarding rulings obtained to date;

•	CenterPoint Houston’s recovery of costs arising from Hurricane Ike;

•	general economic and capital market conditions;

•	credit availability from financial institutions and other lenders;

•	investor confidence in us and the markets in which we operate;

•	maintenance of acceptable credit ratings;

•	market expectations regarding our future earnings and cash flows;

•	market perceptions of our ability to access capital markets on reasonable terms;

•	our exposure to RRI in connection with its indemnification obligations arising in connection with its separation from us; and

•	provisions of relevant tax and securities laws.

As of June 30, 2009, CenterPoint Houston had outstanding approximately $3.1 billion aggregate principal amount of general mortgage bonds, including approximately $527 million held in trust to secure pollution control bonds for which we are obligated, $600 million securing borrowings under a credit facility which was unutilized and approximately $229 million held in trust to secure pollution control bonds for which CenterPoint Houston is obligated. Additionally, CenterPoint Houston had outstanding approximately $253 million aggregate principal amount of first mortgage bonds, including approximately $151 million held in trust to secure certain pollution control bonds for which we are obligated. CenterPoint Houston may issue additional general mortgage bonds on the basis of retired bonds, 70% of property additions or cash deposited with the trustee. Approximately $1.4 billion of additional first mortgage bonds and general mortgage bonds in the aggregate could be issued on the basis of retired bonds and 70% of property additions as of June 30, 2009. However, CenterPoint Houston has contractually agreed that it will not issue additional first mortgage bonds, subject to certain exceptions.

Our current credit ratings are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CenterPoint Energy, Inc. and Subsidiaries — Liquidity and Capital Resources — Future Sources and Uses of Cash — Impact on Liquidity of a Downgrade in Credit Ratings” in Item 2 of our 2nd Quarter 2009 Form 10-Q. These credit ratings may not remain in effect for any given period of time and one or more of these ratings may be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

As a holding company with no operations of our own, we will depend on distributions from our subsidiaries to meet our payment obligations, and provisions of applicable law or contractual restrictions could limit the amount of those distributions.

We derive all our operating income from, and hold all our assets through, our subsidiaries. As a result, we will depend on distributions from our subsidiaries in order to meet our payment obligations. In general, these subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

The use of derivative contracts by us and our subsidiaries in the normal course of business could result in financial losses that could negatively impact our results of operations and those of our subsidiaries.

We and our subsidiaries use derivative instruments, such as swaps, options, futures and forwards, to manage our commodity, weather and financial market risks. We and our subsidiaries could recognize financial losses as a result of volatility in the market values of these contracts, or should a counterparty fail to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.

Risks Common to Our Businesses and Other Risks

We are subject to operational and financial risks and liabilities arising from environmental laws and regulations.

Our operations are subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of natural gas pipelines and distribution systems, gas gathering and processing systems, and electric transmission and distribution systems, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	restricting the way we can handle or dispose of wastes;

•	limiting or prohibiting construction activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

•	requiring remedial action to mitigate pollution conditions caused by our operations, or attributable to former operations; and

•	enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

•	construct or acquire new equipment;

•	acquire permits for facility operations;

•	modify or replace existing and proposed equipment; and

•	clean up or decommission waste disposal areas, fuel storage and management facilities and other locations and facilities.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial actions, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

Our insurance coverage may not be sufficient. Insufficient insurance coverage and increased insurance costs could adversely impact our results of operations, financial condition and cash flows.

We currently have general liability and property insurance in place to cover certain of our facilities in amounts that we consider appropriate. Such policies are subject to certain limits and deductibles and do not include business interruption coverage. Insurance coverage may not be available in the future at current costs or on commercially reasonable terms, and the insurance proceeds received for any loss of, or any damage to, any of our facilities may not be sufficient to restore the loss or damage without negative impact on our results of operations, financial condition and cash flows.

In common with other companies in its line of business that serve coastal regions, CenterPoint Houston does not have insurance covering its transmission and distribution system because CenterPoint Houston believes it to be cost prohibitive. In the future, CenterPoint Houston may not be able to recover the costs incurred in restoring its transmission and distribution properties following hurricanes or other natural disasters through a change in its regulated rates or otherwise, or any such recovery may not be timely granted. Therefore, CenterPoint Houston may not be able to restore any loss of, or damage to, any of its transmission and distribution properties without negative impact on its results of operations, financial condition and cash flows.

We, CenterPoint Houston and CERC could incur liabilities associated with businesses and assets that we have transferred to others.

Under some circumstances, we, CenterPoint Houston and CERC could incur liabilities associated with assets and businesses we, CenterPoint Houston and CERC no longer own. These assets and businesses were previously owned by Reliant Energy, Incorporated (Reliant Energy), a predecessor of CenterPoint Houston, directly or through subsidiaries and include:

•	merchant energy, energy trading and REP businesses transferred to RRI or its subsidiaries in connection with the organization and capitalization of RRI prior to its initial public offering in 2001; and

•	Texas electric generating facilities transferred to Texas Genco Holdings, Inc. (Texas Genco) in 2004 and early 2005.

In connection with the organization and capitalization of RRI, RRI and its subsidiaries assumed liabilities associated with various assets and businesses Reliant Energy transferred to them. RRI also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, us and our subsidiaries, including CenterPoint Houston and CERC, with respect to liabilities associated with the transferred assets and businesses. These indemnity provisions were intended to place sole financial responsibility on RRI and its subsidiaries for all liabilities associated with the current and historical businesses and operations of RRI, regardless of the time those liabilities arose. If RRI were unable to satisfy a liability that has been so assumed in circumstances in which Reliant Energy and its subsidiaries were not released from the liability in connection with the transfer, we, CenterPoint Houston or CERC could be responsible for satisfying the liability.

Prior to the distribution of our ownership in RRI to our shareholders, CERC had guaranteed certain contractual obligations of what became RRI’s trading subsidiary. When the companies separated, RRI agreed to secure CERC against obligations under the guaranties RRI had been unable to extinguish by the time of separation. Pursuant to such agreement, as amended in December 2007, RRI has agreed to provide to CERC cash or letters of credit as security against CERC’s obligations under its remaining guaranties if and to the extent changes in market conditions expose CERC to a risk of loss on those guaranties. As of June 30, 2009, RRI was not required to provide security to CERC. If RRI should fail to perform the contractual obligations, CERC could have to honor its guarantee and, in such event, collateral provided as security may be insufficient to satisfy CERC’s obligations.

The potential exposure to CERC under the guaranties relates to payment of demand charges related to transportation contracts. The present value of the demand charges under these transportation contracts, which will be effective until 2018, was approximately $102 million as of June 30, 2009. RRI continues to meet its obligations under the contracts, and on the basis of market conditions, we and CERC have not required additional security. However, if RRI should fail to perform its obligations under the contracts or if RRI should fail to provide adequate security in the event market conditions change adversely, we would retain our exposure to the counterparty under the guaranty.

RRI’s unsecured debt ratings are currently below investment grade. If RRI were unable to meet its obligations, it would need to consider, among various options, restructuring under the bankruptcy laws, in which event RRI might not honor its indemnification obligations and claims by RRI’s creditors might be made against us as its former owner.

On May 1, 2009, RRI completed the previously announced sale of its Texas retail business to NRG Retail LLC, a subsidiary of NRG Energy, Inc. In connection with the sale, RRI changed its name to RRI Energy, Inc. and no longer provides service as a REP in CenterPoint Houston’s service territory. The sale does not alter RRI’s contractual obligations to indemnify us and our subsidiaries, including CenterPoint Houston, for certain liabilities, including their indemnification regarding certain litigation, nor does it affect the terms of existing guaranty arrangements for certain RRI gas transportation contracts.

Reliant Energy and RRI are named as defendants in a number of lawsuits arising out of energy sales in California and other markets and financial reporting matters. Although these matters relate to the business and operations of RRI, claims against Reliant Energy have been made on grounds that include the effect of RRI’s financial results on Reliant Energy’s historical financial statements and liability of Reliant Energy as a controlling shareholder of RRI. We, CenterPoint Houston or CERC could incur liability if claims in one or more of these lawsuits were successfully asserted against us, CenterPoint Houston or CERC and indemnification from RRI were determined to be unavailable or if RRI were unable to satisfy indemnification obligations owed with respect to those claims.

In connection with the organization and capitalization of Texas Genco, Texas Genco assumed liabilities associated with the electric generation assets Reliant Energy transferred to it. Texas Genco also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, us and our subsidiaries, including CenterPoint Houston, with respect to liabilities associated with the transferred assets and businesses. In many cases the liabilities assumed were obligations of CenterPoint Houston and CenterPoint Houston was not released by third parties from these liabilities. The indemnity provisions were intended generally to place sole financial responsibility on Texas Genco and its subsidiaries for all liabilities associated with the current and historical businesses and operations of Texas Genco, regardless of the time those liabilities arose. In connection with the sale of Texas Genco’s fossil generation assets (coal, lignite and gas-fired plants) to NRG Texas LP (previously named Texas Genco LLC), the separation agreement we entered into with Texas Genco in connection with the organization and capitalization of Texas Genco was amended to provide that all of Texas Genco’s rights and obligations under the separation agreement relating to its fossil generation assets, including Texas Genco’s obligation to indemnify us with respect to liabilities associated with the fossil generation assets and related business, were assigned to and assumed by NRG Texas LP. In addition, under the amended separation agreement, Texas Genco is no longer liable for, and we have assumed and agreed to indemnify NRG Texas LP against, liabilities that Texas Genco originally assumed in connection with its organization to the extent, and only to the extent, that such liabilities are covered by certain insurance policies or other similar agreements held by us. If Texas Genco or NRG Texas LP were unable to satisfy a liability that had been so assumed or indemnified against, and provided Reliant Energy had not been released from the liability in connection with the transfer, CenterPoint Houston could be responsible for satisfying the liability.

We or our subsidiaries have been named, along with numerous others, as a defendant in lawsuits filed by a number of individuals who claim injury due to exposure to asbestos. Some of the claimants have worked at locations owned by us, but most existing claims relate to facilities previously owned by our subsidiaries but currently owned by NRG Texas LP. We anticipate that additional claims like those received may be asserted in the future. Under the terms of the arrangements regarding separation of the generating business from us and its sale to NRG Texas LP, ultimate financial responsibility for uninsured losses from claims relating to the generating business has been assumed by NRG Texas LP, but we have agreed to continue to defend such claims to the extent they are covered by insurance maintained by us, subject to reimbursement of the costs of such defense by NRG Texas LP.

The global financial crisis may have impacts on our business, liquidity and financial condition that we currently cannot predict.

The continued credit crisis and related turmoil in the global financial system may have an impact on our business, liquidity and our financial condition. Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to access those markets, which could have an impact on our liquidity and flexibility to react to changing economic and business conditions. In addition, the cost of debt financing and the proceeds of equity financing may be materially adversely impacted by these market conditions. With respect to our existing debt arrangements, Lehman Brothers Bank, FSB, which had an approximately four percent participation in our credit facility and each of the then-existing credit facilities of our subsidiaries, stopped funding its commitments following the bankruptcy filing of its parent in September 2008. Defaults of other lenders should they occur could adversely affect our liquidity. Capital market turmoil was also reflected in significant reductions in equity market valuations in 2008, which significantly reduced the value of assets of our pension plan. These reductions are expected to result in increased non-cash pension expense in 2009, which will impact 2009 results of operations.

In addition to the credit and financial market issues, the national and local recessionary conditions may impact our business in a variety of ways. These include, among other things, reduced customer usage, increased customer default rates and wide swings in commodity prices.

Risks Related to Our Common Stock

Provisions of Texas law and our articles of incorporation and bylaws could discourage change in control transactions and prevent shareholders from receiving a premium on their investment.

The following features of Texas law or our articles of incorporation or bylaws could discourage a change in control transaction involving us:

•	Texas law contains provisions that impose restrictions on business combinations with interested parties;

•	our articles of incorporation and bylaws provide that special meetings of holders of our common stock may not be called by shareholders unless approved by at least 50% of the shares outstanding and entitled to vote;

•	we may issue preferred stock from time to time in one or more series without the approval of holders of our common stock;

•	we have adopted a shareholder rights plan; and

•	our articles of incorporation and bylaws impose procedural requirements in connection with shareholder proposals at our annual meetings.

Our board of directors is divided into three classes, with directors in each class serving for staggered three-year terms. However, this classified structure is being phased out. Beginning at our 2009 annual meeting of shareholders, all directors have been elected to one-year terms. Any director elected for a longer term before the 2009 annual meeting of shareholders, including the directors elected at our 2008 annual meeting to serve for terms expiring at our 2011 annual meeting, will hold office for his or her entire term. Accordingly, all of our directors will be elected annually beginning at our 2011 annual meeting of shareholders.

Because of these provisions of Texas law and our articles of incorporation and bylaws, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our shareholders to benefit from transactions that are opposed by an incumbent board of directors.

For more information, see “Description of Our Capital Stock” in the accompanying prospectus.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $242.8 million, or approximately $279.3 million if the underwriters’ over-allotment option is exercised in full, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, to repay borrowings under our revolving credit facility and our money pool and to make loans to our subsidiaries, including to CERC Corp. to fund CEFS’s gas gathering project described in “Summary — Recent Developments — Long-Term Gas Gathering and Treatment Agreements” on page S-1. Borrowings under our revolving credit facility mature in June 2012, and affiliates of certain of the underwriters are lenders under the facility. On September 9, 2009, borrowings under our revolving credit facility totaled $28 million and bore interest at 0.8%. On September 9, 2009, borrowings from our money pool totaled $136 million and bore interest at 0.8%. We used the borrowings under our revolving credit facility and from our money pool for general corporate purposes.

CAPITALIZATION

The following table sets forth our short-term debt and capitalization as of June 30, 2009. No adjustments have been made for:

•	the issuance of shares in this offering or the use of proceeds therefrom, as discussed in “Use of Proceeds” above;

•	any changes in borrowings under our revolving credit facilities after June 30, 2009, including a $186 million reduction of outstanding borrowings under CERC Corp.’s facility using construction loan repayments from Southeast Supply Header, LLC; or

•	any changes in short-term debt after June 30, 2009.

This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2008 Form 10-K and our 2nd Quarter 2009 Form 10-Q.

	June 30, 2009
	(In millions)

Short-Term Debt
Short-term borrowings	$75	0.6%
Current portion of transition bond long-term debt	211	1.7%
Current portion of other long-term debt	133	1.1%

Total short-term debt	419	3.4%

Long-Term Debt
Transition bonds	2,274	18.5%
Other	7,357	59.9%

Total long-term debt	9,631	78.4%

Total Debt	10,050	81.8%
Shareholders’ Equity	2,237	18.2%

Total Capitalization and Short-Term Debt	$12,287	100.0%

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “CNP.” The following table sets forth the high and low closing prices, as reported on the New York Stock Exchange and adjusted for historical stock dividends, and dividends declared per share of our common stock.

	High	Low	Dividends

2007
First Quarter	$18.37	$16.51	$0.17
Second Quarter	$20.02	$16.90	$0.17
Third Quarter	$17.88	$15.15	$0.17
Fourth Quarter	$18.51	$15.97	$0.17
2008
First Quarter	$16.98	$13.84	$0.1825
Second Quarter	$17.16	$14.66	$0.1825
Third Quarter	$16.59	$13.98	$0.1825
Fourth Quarter	$14.40	$9.08	$0.1825
2009
First Quarter	$14.39	$8.88	$0.19
Second Quarter	$11.24	$9.77	$0.19
Third Quarter (through September 10, 2009)	$12.83	$10.78	$0.19

The closing market price of our common stock on September 10, 2009 was $12.13 per share.

The amount of future cash dividends will be subject to determination based upon our results of operations and financial condition, our future business prospects, any applicable contractual restrictions and other factors that our board of directors considers relevant and will be declared at the discretion of the board of directors. On July 23, 2009, we declared a dividend of $0.19 per share payable on September 10, 2009 to shareholders of record on August 14, 2009.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

The following discussion summarizes certain United States federal income tax consequences (and, to the extent addressed below, United States federal estate tax consequences) relevant to the acquisition, ownership and disposition of our common stock, and does not purport to be a complete analysis of all potential tax consequences. This discussion applies only to Non-U.S. Holders (as defined below) of our common stock. The discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that are initial purchasers of our common stock and that will hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all aspects of United States federal taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal tax law, such as financial institutions, mutual funds, insurance companies, tax-exempt organizations, retirement plans, holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders liable for the alternative minimum tax, entities or arrangements that are treated as partnerships for United States federal income tax purposes, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, common trust funds, certain former citizens or long-term residents of the United States, persons deemed to sell our common stock under the constructive sale provisions of the Code and persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address United States federal gift tax consequences or any state, local or foreign tax consequences. Each prospective investor is advised to consult a tax advisor regarding the United States federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock (other than any entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity subject to tax as a corporation for such purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust or (B) that has made a valid election to be treated as a United States person for such purposes.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns our common stock, the tax treatment of a person treated as a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such partner should consult its own tax advisors as to the particular tax consequences of its purchase, ownership and disposition of our common stock.

This summary is for general information purposes only and is not intended to constitute tax or legal advice. Holders of our common stock should consult with their tax advisors regarding the tax consequences of their purchase, ownership and disposition of our common stock (including the application and effect of any state, local and foreign tax laws and of applicable treaties).

Dividends

Distributions paid on our common stock will constitute dividends for United States federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the Non-U.S. Holder within the United States). A Non-U.S. Holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the “IRS”). Under applicable United States Treasury regulations, a Non-U.S. Holder (including, in the case of certain Non-U.S. Holders that are entities, the owner or owners of these entities) will be required to satisfy certain certification requirements as set forth on IRS Form W-8BEN (or other applicable form) in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the Non-U.S. Holder in the United States) generally are not subject to the withholding tax described above but instead are subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates. A Non-U.S. Holder must satisfy certain certification requirements, including the furnishing of an IRS Form W-8ECI (or any successor form), for its effectively connected dividends to be exempt from the withholding tax described above. Dividends that are effectively connected with a corporate Non-U.S. Holder’s conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

To the extent distributions paid on our common stock exceed our current and accumulated earnings and profits, such distributions will constitute a return of capital, and will reduce the adjusted tax basis in such stock, but not below zero. The amounts of any such distribution in excess of such adjusted tax basis will be treated as gain from the sale of stock, which should generally not subject a Non-U.S. Holder to United States federal income tax (except as described below under “— Gain on Disposition of Common Stock”).

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a disposition of our common stock unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States); or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period during which the Non-U.S. Holder held our common stock.

An individual Non-U.S. Holder who is subject to United States federal income tax because such Non-U.S. Holder was present in the United States for 183 days or more during the taxable year of the disposition is taxed on his or her gains (including gains from the sale of our common stock and net of applicable United States losses from sales or exchanges of other capital assets recognized during the taxable year) at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Other Non-U.S. Holders subject to United States federal income tax with respect to gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated United States federal income tax rates and, in the case of corporate Non-U.S. Holders, the branch profits tax discussed above also may apply. If a Non-U.S. Holder is subject to United States federal income tax because of our status as a USRPHC and the exception for certain interests in publicly traded corporations described below is not satisfied, then, in the case of any disposition of our common stock by the

Non-U.S. Holder, the purchaser will generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. Non-U.S. Holders subject to United States federal income tax will also be subject to certain United States filing and reporting requirements.

We believe that we may have been, may currently be, or may become, a USRPHC. Nevertheless, pursuant to an exception for certain interests in publicly traded corporations, even if we are a USRPHC, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a disposition of our common stock unless such Non-U.S. Holder’s shares of our common stock (including shares of our common stock that are attributed to such holder under applicable attribution rules) represent more than 5% of the total fair market value of all of the shares of our common stock at any time during the five-year period ending on the date of disposition of such shares by the Non-U.S. Holder, assuming that we satisfy certain public trading requirements. We expect to satisfy the applicable public trading requirements, but this cannot be assured. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

U.S. Federal Estate Tax

Unless an applicable estate tax or other treaty provides otherwise, common stock owned (or treated as owned) by an individual who is a Non-U.S. Holder at the time of such Non-U.S. Holder’s death will be included in such Non-U.S. Holder’s gross estate for United States federal estate tax purposes and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends on our common stock paid to a Non-U.S. Holder, unless such Non-U.S. Holder has provided the required certification that it is not a United States person and the payor does not have actual knowledge (or reason to know) that the Non-U.S. Holder is a United States person or such Non-U.S. Holder otherwise establishes an exemption. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Generally, information regarding the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld will be reported to the IRS and to the recipient even if no tax was required to be withheld. Copies of these information reports may also be made available under the provisions of an applicable treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder is a resident for purposes of such treaty or agreement.

In general, backup withholding and information reporting will apply to the payment of proceeds from the disposition of our common stock by a Non-U.S. Holder through a United States office of a broker unless such Non-U.S. Holder has provided the required certification that it is not a United States person and the payor does not have actual knowledge (or reason to know) that the holder is a United States person, or such Non-U.S. Holder otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of proceeds from the disposition of our common stock by a Non-U.S. Holder through the non-U.S. office of a broker, except that in the case of a broker that is:

•	a United States person;

•	a “controlled foreign corporation” for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are United States persons that, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a United States trade or business;

information reporting will apply unless the broker has documentary evidence in its files that the owner is not a United States person and the broker does not have actual knowledge (or reason to know) that the holder is a

United States person and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the Non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be credited or refunded against the Non-U.S. Holder’s United States federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as joint bookrunning managers of the offering and representatives of the underwriters named below.

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, between us and the representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the following respective numbers of shares of our common stock:

Underwriter	Number of Shares

Citigroup Global Markets Inc.	3,990,000
Deutsche Bank Securities Inc.	3,990,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,990,000
UBS Securities LLC	3,990,000
Goldman, Sachs & Co.	1,008,000
HSBC Securities (USA) Inc.	1,008,000
Morgan Stanley & Co. Incorporated	1,008,000
RBC Capital Markets Corporation	1,008,000
Wells Fargo Securities, LLC	1,008,000

Total	21,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of our common stock being offered (other than shares of common stock covered by the over-allotment option described below) if any are purchased. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of non-defaulting underwriters may be increased or the offering of our common stock may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.252 per share. After the initial public offering the representatives may change the public offering price and selling concession.

We have granted to the underwriters an option, exercisable for 30 days from the initial date of issuance of the shares of our common stock, to purchase up to 3,150,000 additional shares of our common stock at the public offering price less the underwriting discount and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a stated amount of additional shares of our common stock approximately proportionate to that underwriter’s initial purchase commitment.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No Exercise	Full Exercise
	of Option	of Option

Per Share	$0.42	$0.42
Total	$8,820,000	$10,143,000

Our Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “CNP.”

We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 with respect to, any shares of our common stock or any securities convertible into, or exchangeable for, shares of our common stock, or publicly announce an intention to effect any such transaction or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. These restrictions will not prevent us from (i) issuing and selling our common stock offered hereby, (ii) issuing common stock or securities convertible into or exchangeable for common stock upon exercise of an option or warrant or conversion of a security outstanding on the date of this prospectus supplement, (iii) issuing common stock or securities convertible into or exchangeable for common stock in amounts permitted on the date of this prospectus supplement under our employee or non-employee director stock option plans, benefit plans and long-term incentive plans, or (iv) issuing common stock or securities convertible into or exchangeable for common stock under our Savings Plan and our Investors’ Choice Plan. In the case of our executive officers and directors, these restrictions will not apply to (i) transactions related to shares of common stock or other securities convertible into or exchangeable for our common stock acquired in open market transactions after the completion of the offering of our common stock, (ii) transactions related to units in the fund holding the common stock under our Savings Plan, (iii) transactions related to tax withholdings pursuant to our employee or non-employee director stock option plans, benefit plans or long-term incentive plans or (iv) transfers or dispositions of common stock as a bond fide gift if the transferee agrees to be bound by the foregoing restrictions. These restrictions will not prohibit us from filing any (i) registration statement, including pre- or post-effective amendments, with the SEC relating to any of our securities other than common stock or securities convertible into or exchangeable for common stock or (ii) registration statements, including pre- or post-effective amendments, (A) relating to issuance of common stock in amounts permitted on the date of this prospectus supplement pursuant to any of our employee or non-employee director stock option plans, benefit plans and long-term incentive plans, (B) relating to issuance of common stock pursuant to our Savings Plan and our Investors’ Choice Plan or (C) relating to common stock issuable upon conversion of convertible debt securities of us or our subsidiaries existing at the date of this prospectus supplement.

We estimate that our total expenses for this offering, net of underwriting discounts and commissions, will be approximately $345,000. Our expenses include the payment of half of the fee and disbursements of counsel for the underwriters.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment would involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which would create a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters would not be greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved would be greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions would involve purchases of shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters would consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, that position could only be closed out by buying shares in the open market. A naked short position would be more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids would permit the representatives to reclaim a selling concession from a syndicate member when the shares of our common stock originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of certain of the underwriters are lenders under our revolving credit facility. We intend to use a portion of the net proceeds of the offering in connection with the repayment of borrowings under our revolving credit facility, as described under “Use of Proceeds.” Because more than 10% of the net offering proceeds may be paid to the underwriters or their respective affiliates or associated persons, this offering is being made pursuant to the provisions of Rule 5110(h) of the Financial Industry Regulatory Authority.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the securities offered hereby to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of the securities offered hereby to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, each as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This offering document has been prepared on the basis that all offers of the securities offered hereby will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of the securities offered hereby. Accordingly any person making or intending to make any offer within the EEA of the securities which are the subject of the placement contemplated in this offering document should only do so in circumstances in which no obligation arises for CenterPoint Energy, Inc. or any of the underwriters to produce a prospectus for such offer. Neither CenterPoint Energy, Inc. nor the underwriters have authorized, nor do they authorize, the making of any offer of the securities offered hereby through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the securities contemplated in this offering document.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This offering document is directed only at persons who (i) are outside the United Kingdom or (ii) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”) or (iii) are high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iv) such other persons to whom it may lawfully be communicated (all such persons together being referred to as “relevant persons”). This offering document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this offering document relates is available only to relevant persons and will be engaged in only with relevant persons.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the common stock. If you do not understand the contents of this document you should consult an authorised financial adviser.

By receiving this prospectus supplement, the person or entity to whom it has been issued understands, acknowledges and agrees that the shares have not been and will not be offered, sold or publicly promoted or advertised in the Dubai International Financial Centre other than in compliance with laws applicable in the Dubai International Financial Centre, governing the issue, offering or sale of securities.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the shares offered in this prospectus supplement. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, Esq., our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary, may pass on other legal matters for us. Dewey & LeBoeuf LLP will pass on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus supplement, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words. We use the terms “we” and “our” in this section to mean CenterPoint Energy, Inc. and its subsidiaries.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

•	the resolution of the true-up proceedings, including, in particular, the results of appeals to the Texas Supreme Court regarding rulings obtained to date;

•	state and federal legislative and regulatory actions or developments, including deregulation or re-regulation, environmental regulations, including regulations related to global climate change, and changes in or application of laws or regulations applicable to the various aspects of our business;

•	timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters;

•	timely and appropriate rate actions and increases, allowing recovery of costs and a reasonable return on investment;

•	cost overruns on major capital projects that cannot be recouped in prices;

•	industrial, commercial and residential growth rates in our service territory and changes in market demand and demographic patterns;

•	the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids;

•	the timing and extent of changes in the supply of natural gas, including supplies available for gathering by our field services business;

•	the timing and extent of changes in natural gas basis differentials;

•	weather variations and other natural phenomena;

•	changes in interest rates or rates of inflation;

•	commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	actions by rating agencies;

•	effectiveness of our risk management activities;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the ability of RRI and its subsidiaries to satisfy their obligations to us, including indemnity obligations, or in connection with the contractual arrangements pursuant to which we are their guarantor;

•	the ability of NRG Retail, LLC, the successor to RRI’s retail electric provider and the largest customer of CenterPoint Houston, to satisfy its obligations to us and our subsidiaries;

•	the outcome of litigation brought by or against us;

•	our ability to control costs;

•	the investment performance of our employee benefit plans;

•	our potential business strategies, including acquisitions or dispositions of assets or businesses, which we cannot assure will be completed or will have the anticipated benefits to us;

•	acquisition and merger activities involving us or our competitors; and

•	other factors we discuss in “Risk Factors” beginning on page S-4 of this prospectus supplement, and other reports we file from time to time with the SEC.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus, which include information incorporated by reference (see “Incorporation by Reference” below and in the accompanying prospectus), are part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2008,

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009,

•	our Current Reports on Form 8-K filed on February 24, 2009, February 25, 2009 (related to our continuous offering program), March 26, 2009, May 7, 2009, June 19, 2009 and August 20, 2009, and

•	the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed on October 3, 2008, as we may update that description from time to time

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.
Attn: Investor Relations
P.O. Box 4567
Houston, Texas 77210-4567
(713) 207-6500

PROSPECTUS

CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111

CENTERPOINT ENERGY, INC.

SENIOR DEBT SECURITIES
JUNIOR SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
STOCK PURCHASE CONTRACTS
EQUITY UNITS

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

The Offering

We may offer from time to time:

•	senior debt securities;

•	junior subordinated debt securities;

•	common stock;

•	preferred stock;

•	stock purchase contracts; and

•	equity units.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “CNP.”

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will file a supplement to this prospectus with the SEC that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, purchase contract agent, collateral agent, custodial agent and securities intermediary, has not participated in the preparation of this prospectus and assumes no responsibility for its content.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007,

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008,

•	Our Current Reports on Form 8-K filed on January 3, 2008, January 29, 2008, February 25, 2008, March 19, 2008, May 6, 2008, June 18, 2008, July 29, 2008, September 23, 2008 and October 8, 2008;

•	Item 8.01 of our Current Report on Form 8-K filed on August 6, 2008; and

•	the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed on October 3, 2008, as we may update that description from time to time.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.
Attn: Investor Relations
P.O. Box 4567
Houston, Texas 77210-4567
(713) 207-6500

ABOUT CENTERPOINT ENERGY, INC.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission and distribution facilities, natural gas distribution facilities, interstate pipelines and natural gas gathering, processing and treating facilities. As of the date of this prospectus, our principal indirect wholly owned subsidiaries include:

•	CenterPoint Energy Houston Electric, LLC, which engages in the electric transmission and distribution business in a 5,000-square mile area of the Texas Gulf Coast that includes Houston; and

•	CenterPoint Energy Resources Corp. (CERC Corp.), which owns and operates natural gas distribution systems in six states. Subsidiaries of CERC Corp. own interstate natural gas pipelines and gas gathering systems and provide various ancillary services. A wholly owned subsidiary of CERC Corp. offers variable and fixed-price physical natural gas supplies primarily to commercial and industrial customers and electric and gas utilities.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words. We use the terms “we” and “our” in this section to mean CenterPoint Energy, Inc. and its subsidiaries.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

•	the resolution of the true-up proceedings, including, in particular, the results of appeals to the courts regarding rulings obtained to date;

•	state and federal legislative and regulatory actions or developments, including deregulation or re-regulation of our businesses, environmental regulations, including regulations related to global climate change, and changes in or application of laws or regulations applicable to the various aspects of our business;

•	timely and appropriate rate actions and increases, allowing recovery of costs, including those associated with Hurricane Ike, and a reasonable return on investment;

•	cost overruns on major capital projects that cannot be recouped in prices;

•	industrial, commercial and residential growth rates in our service territory and changes in market demand and demographic patterns;

•	the timing and extent of changes in commodity prices, particularly natural gas;

•	the timing and extent of changes in the supply of natural gas;

•	the timing and extent of changes in natural gas basis differentials;

•	weather variations and other natural phenomena;

•	changes in interest rates or rates of inflation;

•	commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	actions by rating agencies;

•	effectiveness of our risk management activities;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers, including Reliant Energy, Inc. (RRI);

•	the ability of RRI and its subsidiaries to satisfy their other obligations to us, including indemnity obligations, or in connection with the contractual arrangements pursuant to which we are their guarantor;

•	the outcome of litigation brought by or against us;

•	our ability to control costs;

•	the investment performance of our employee benefit plans;

•	our potential business strategies, including acquisitions or dispositions of assets or businesses, which we cannot assure will be completed or will have the anticipated benefits to us;

•	acquisition and merger activities involving us or our competitors; and

•	other factors we discuss in “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports we file from time to time with the SEC that are incorporated by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated. The ratios were calculated pursuant to applicable rules of the SEC.

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges	1.81	1.43	1.51	1.77	1.86	2.14	(1)

(1)	We do not believe that the ratio for the six-month period is necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business.

We had no preferred stock outstanding for any period presented in the table above and, accordingly, our ratios of earnings to combined fixed charges and preferred stock dividends are the same as our ratios of earnings to fixed charges.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions,

•	the repayment or refinancing of debt securities, and

•	loans or advances to subsidiaries.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities offered by this prospectus will be CenterPoint Energy’s general unsecured obligations. CenterPoint Energy will issue senior debt securities (“senior debt securities”) under an indenture, dated as of May 19, 2003, between CenterPoint Energy and The Bank of New York Mellon Trust Company, National Association (successor to JPMorgan Chase Bank), as trustee (as supplemented from time to time, the “senior indenture”) and junior subordinated debt securities (“junior subordinated debt securities”) under a separate indenture to be entered into between us and The Bank of New York Mellon Trust Company, National Association, as trustee (as supplemented from time to time, the “junior subordinated indenture”). We will refer to the senior indenture and the junior subordinated indenture together as the “indentures,” and each as an “indenture.” The indentures will be substantially identical, except for provisions relating to subordination and covenants. We have filed or incorporated by reference the senior indenture and a form of the junior subordinated indenture as exhibits to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this description of our debt securities, unless otherwise indicated, are references to section numbers of the indentures.

You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our senior debt securities or junior subordinated debt securities.

Provisions Applicable to Each Indenture

General.  We may issue debt securities from time to time in one or more series under the applicable indenture. There is no limitation on the amount of debt securities we may issue under either indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture and those made a part of such indenture by the Trust Indenture Act of 1939 (Trust Indenture Act).

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms.  We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities are senior debt securities or junior subordinated debt securities,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, the basis for calculating interest if other than a 360-day year of twelve 30-day months and any right to extend or defer interest payments and the duration of such extension or deferral,

•	the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made,

•	any provisions for redemption of the debt securities,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in $U.S.,

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•	the percentage of the principal amount at which the debt securities will be issued and the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•	if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•	any variation of the defeasance and covenant defeasance sections of the applicable indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•	whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•	any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the applicable indenture,

•	any additions or changes to applicable indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured,

•	any restriction or condition on the transferability of the debt securities,

•	with respect to the junior subordinated indenture, any changes to the subordination provisions for the junior subordinated debt securities; and

•	any other terms of the debt securities consistent with the applicable indenture. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer.  We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the trustee will be required:

•	to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•	to register the transfer or exchange of any debt security of that series if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Book-entry.  We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Payment and Paying Agents.  Under both indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants.  We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets.  Under both indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a “successor person” unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

•	the successor person expressly assumes our obligations with respect to the debt securities and the applicable indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

•	we have delivered to the trustee the certificates and opinions required under the applicable indenture. (Section 801)

As used in the indenture, the term “corporation” means a corporation, association, company, limited liability company, joint-stock company or business trust.

Events of Default.  Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under each indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due, including at maturity or upon redemption or acceleration,

•	our failure to pay any interest on that series for 30 days after the interest becomes due,

•	our failure to deposit any sinking fund payment, when due, relating to that series,

•	our failure to perform, or our breach in any material respect of, any other covenant or warranty in the applicable indenture, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the applicable indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, and

•	any other event of default we may provide for that series,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501)

If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. In order to declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

The right described in the preceding paragraph does not apply if an event of default described in the fifth bullet point above occurs, or an event of default described in the sixth bullet point above that applies to all outstanding debt securities under the applicable indenture occurs. If one of the events of default described in the fifth bullet point above occurs with respect to the debt securities of any series, the debt securities of that series then outstanding under the applicable indenture will be due and payable immediately. If any of the events of default described in the sixth bullet point above that apply to all outstanding debt securities under an indenture occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding under the applicable indenture, treated as one class, may declare the principal amount of all of the debt securities then outstanding under such indenture to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the trustee under the applicable indenture, and

•	all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the applicable indenture,

•	the trustee may take any other action it deems proper which is not inconsistent with the direction, and

•	the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the applicable indenture if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to the event of default,

•	the holders offer reasonable indemnity to the trustee,

•	the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the applicable indenture and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver.  We may enter into one or more supplemental indentures to either indenture with the trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add events of default for any series of debt securities,

•	add to or change any provision of the applicable indenture to the extent necessary to issue debt securities in bearer form,

•	add to, change or eliminate any provision of the applicable indenture applying to one or more series of debt securities, including, for the junior subordinated indenture, the subordination provisions, provided that if such action adversely affects the interests of any holder of any series of debt securities issued thereunder, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the applicable indenture,

•	establish the form or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

•	correct any ambiguity, defect or inconsistency under the applicable indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•	supplement any provisions of the applicable indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•	add, change or eliminate any provisions of the applicable indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities issued thereunder. (Section 901)

We may enter into one or more supplemental indentures to either indenture with the trustee in order to add to, change or eliminate provisions of such indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the applicable indenture,

•	reduces the principal amount of, or any premium or interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on any debt security,

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the applicable indenture, for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults,

•	makes certain modifications to the provisions for modification of the applicable indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such charge,

•	in the case of the junior subordinated indenture, modifies the subordination provisions in a manner adverse to the holders of the junior subordinated debt securities,

•	makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities. (Section 902)

In addition, we may not modify the subordination provisions of any outstanding junior subordinated debt securities without the consent of each holder of our senior debt that would be adversely affected thereby. The term “senior debt” is defined below under “— Provisions Applicable Solely to Junior Subordinated Debt Securities — Subordination.”

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the applicable indenture with respect to such series. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•	waive any covenants and provisions of the applicable indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the applicable indenture as of a specified date:

•	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under either indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of both indentures, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. (Section 104)

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•	we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive.

If we effect legal defeasance of a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Notices.  Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title.  We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law.  New York law will govern both indentures and the debt securities. (Section 112)

Regarding the Trustee.  As of June 30, 2008, the trustee served as trustee for $1.8 billion aggregate principal amount of our outstanding debt securities and $1.0 billion aggregate principal amount of outstanding pollution control bonds issued on our behalf. In addition, the trustee serves as trustee for debt securities of some of our subsidiaries. We maintain brokerage relationships and a rabbi trust with the trustee and its affiliates.

If an event of default occurs under either indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the applicable indenture at the request of any of the holders of any debt securities issued under such indenture only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the applicable indenture. (Section 613) The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

Provisions Applicable Solely to Senior Debt Securities

Ranking.  Our senior debt securities will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

Provisions Applicable Solely to Junior Subordinated Debt Securities

Subordination.  The junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated indenture, to all of our senior indebtedness, as defined in the junior subordinated indenture.

Unless we inform you otherwise in a prospectus supplement, “senior indebtedness” means:

•	all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing on the date of the junior subordinated indenture or subsequently created, incurred or assumed, and

•	all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind.

Notwithstanding the foregoing, “senior indebtedness” excludes (i) our indebtedness to our subsidiaries, (ii) trade accounts payable and accrued liabilities arising in the ordinary course of business and (iii) the junior subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate, or not superior, in right of payment to the junior subordinated debt securities. “Senior indebtedness” includes $840 million of our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029.

We will describe additional provisions of our junior subordinated debt securities in a prospectus supplement applicable to the particular series of junior subordinated debt securities.

Defeasance.  Upon the effectiveness of any defeasance or covenant defeasance with respect to our junior subordinated securities, the junior subordinated debt securities then outstanding shall cease to be subordinated. See “— Provisions Applicable to Both Indentures — Defeasance”.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws, each as amended to date, copies of which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. As of June 30, 2008, our authorized capital stock consisted of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 341,778,004 shares were outstanding, excluding 166 shares held as treasury stock, and

•	20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding.

A series of our preferred stock, designated Series A Preferred Stock, has been reserved for issuance upon exercise of the preferred stock purchase rights attached to each share of our common stock pursuant to the shareholder rights plan discussed below.

Common Stock

Voting Rights.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes. Our bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director by shareholders entitled to vote at the meeting in an uncontested election. An election is contested if, at a specified time before we file our definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast by shareholders entitled to vote at the meeting.

Dividends.  Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

Liquidation Rights.  If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

Preemptive Rights.  Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

Transfer Agent and Registrar.  Our shareholder services division serves as transfer agent and registrar for our common stock.

Other Provisions.  There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

•	the designation of the series,

•	dividend rates and payment dates,

•	whether dividends will be cumulative, non-cumulative or partially cumulative, and related terms,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other terms.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock,

•	the maximum number of shares of the series,

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

•	any liquidation preference,

•	any optional redemption provisions,

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock,

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity,

•	any voting rights, and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

For purposes of the rights plan described below, our board of directors has designated a series of preferred stock to constitute the Series A Preferred Stock. For a description of the rights plan, see “— Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions” and “— Shareholder Rights Plan.”

Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions

Some provisions of Texas law and our articles of incorporation and bylaws could make the following actions more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our shareholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors.  The exact number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Members of our board of directors who were elected at or prior to the 2008 annual meeting of shareholders are assigned to one of three classes, with directors in each class serving for staggered three-year terms. However, this classified structure is being phased out. Beginning at our 2009 annual meeting of shareholders, all directors will be elected to one-year terms. Any director elected for a longer term before the 2009 annual meeting of shareholders, including the directors elected at our 2008 annual meeting to serve for terms expiring at our 2011 annual meeting, will hold office for his or her entire term. Accordingly, all of our directors will be elected annually beginning at our 2011 annual meeting of shareholders.

No director may be removed except for cause, and, subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, directors may be removed for cause only by the holders of a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

Shareholder Meetings.  Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares outstanding and entitled to vote.

Modification of Articles of Incorporation.  In general, amendments to our articles of incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under “— Election and Removal of Directors” and “— Shareholder Meetings” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under “— Modification of Bylaws” may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

Modification of Bylaws.  Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Shareholder Actions.  Our bylaws also impose some procedural requirements on shareholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in the bylaws, or

•	propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice to our corporate secretary of the nomination or proposal along with evidence of:

•	the shareholder’s status as a shareholder,

•	the number of shares beneficially owned by the shareholder,

•	a list of the persons with whom the shareholder is acting in concert, and

•	the number of shares such persons beneficially own.

To be timely, a shareholder must deliver notice:

•	in connection with an annual meeting of shareholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year’s annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date on which the immediately preceding year’s annual meeting of shareholders was held, not less than 180 days prior to the annual meeting and not later than the last to occur of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of the annual meeting, or

•	in connection with the nomination of director candidates at a special meeting of shareholders, generally not less than 40 nor more than 60 days prior to the date of the special meeting.

In order to submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder’s nominee or proposal will be ineligible and will not be voted on by our shareholders.

In connection with a special meeting of shareholders, the only business that will be conducted is that stated in the notice of special meeting, or otherwise promptly brought before the meeting by or at the direction of the Chairman of the Meeting or the board of directors. Shareholders requesting a special meeting are permitted to make proposals for matters to be brought before the meeting in their request.

Limitation on Liability of Directors.  Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

•	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director’s office, and

•	an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act (“TBCA”). The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

Texas Anti-Takeover Law

We are subject to Article 13.03 of the TBCA. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Article 13.03 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

Shareholder Rights Plan

Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A Preferred Stock at a purchase price of $42.50 per unit, subject to adjustment. The rights are issued pursuant to the Rights Agreement dated as of January 1, 2002 between us and JPMorgan Chase Bank (the “Rights Agreement”). We have summarized selected portions of the Rights Agreement and the rights below. This summary is qualified by reference to the Rights Agreement, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Detachment of Rights; Exercisability.  The rights will attach to all certificates representing our common stock issued prior to the “release date.” That date will occur, except in some cases, on the earlier of:

•	ten days following a public announcement that a person or group of affiliated or associated persons, whom we refer to collectively as an “acquiring person,” has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

•	ten business days following the start of a tender offer or exchange offer that would result in a person’s becoming an acquiring person.

Our board of directors may defer the release date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person’s becoming an acquiring person if the person promptly divests itself of sufficient common stock.

Until the release date:

•	common stock certificates will evidence the rights,

•	the rights will be transferable only with those certificates,

•	new common stock certificates will contain a notation incorporating the Rights Agreement by reference, and

•	the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

The rights are not exercisable until the release date and will expire at the close of business on December 31, 2011, unless we redeem or exchange them at an earlier date as described below.

As soon as practicable after the release date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the release date. From that date on, only separate rights certificates will represent the rights. We will also issue rights with all shares of common stock issued prior to the release date. We will also issue rights with shares of common stock issued after the release date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the release date.

Flip-in Event.  A “flip-in event” will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to a “permitted offer” or a flip-over event (as defined below). The Rights Agreement defines “permitted offer” as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in the best interests of us and the best interests of our shareholders.

If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive (in lieu of the shares of Series A Preferred Stock otherwise purchasable) the number of shares of common stock, or in certain circumstances, cash, property or other securities, which has a “current market price” equal to two times the exercise price of the right. Please refer to the Rights Agreement for the definition of “current market price.”

Flip-Over Event.  A “flip-over event” will occur under the Rights Agreement when, at any time from and after the time a person becomes an acquiring person:

•	we are acquired or we acquire any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

•	50% or more of our assets, cash flow or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the Rights Agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the Rights Agreement specifies.

Series A Preferred Stock.  After the release date, each right will entitle the holder to purchase a one one-thousandth share of our Series A Preferred Stock, which fraction will be essentially the economic equivalent of one share of common stock.

Anti-Dilution.  The number of outstanding rights associated with a share of common stock, the number of fractional shares of Series A Preferred Stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of certain stock dividends on, or a subdivision, combination or reclassification of, our common stock occurring prior to the release date. The exercise price of the rights and the number of fractional shares of Series A Preferred Stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The Rights Agreement also will not require us to issue fractional shares of Series A Preferred Stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash adjustment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that it will issue only whole shares of Series A Preferred Stock.

Redemption of Rights.  At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.005 per right, subject to adjustment, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

Exchange of Rights.  At any time after the occurrence of a flip-in event, and prior to a person’s becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part), at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

Substitution.  If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute certain other types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the shareholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

No Rights as a Shareholder.  Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a holder of our preferred or common stock.

Amendment of Terms of Rights.  Our board of directors may amend any of the provisions of the Rights Agreement, other than the redemption price, at any time prior to the time a person becomes an acquiring person. Thereafter, the board of directors may only amend the Rights Agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

Rights Agent.  JPMorgan Chase Bank will serve as rights agent with regard to the rights.

Anti-Takeover Effects.  The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts, or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by such prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC or otherwise incorporated by reference in our previous filings each time we issue stock purchase contracts or equity units. Certain material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the prospectus supplement.

HOLDING COMPANY STRUCTURE

We are a holding company that conducts substantially all of our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the debt securities. In addition, the debt securities will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers,

•	directly to purchasers, including our affiliates,

•	through agents, or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the securities,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue, and other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary, may pass upon other legal matters for us. Any underwriters will be advised regarding issues relating to any offering by Dewey & LeBoeuf LLP.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph regarding the adoption of new accounting standards related to defined benefit pension and other postretirement plans in 2006 and conditional asset retirement obligations in 2005, (2) express an unqualified opinion on the consolidated financial statement schedules and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

21,000,000 Shares

CENTERPOINT ENERGY, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Citi

Deutsche Bank Securities

BofA Merrill Lynch

UBS Investment Bank

Goldman, Sachs & Co.
HSBC
Morgan Stanley
RBC Capital Markets
Wells Fargo Securities

September 10, 2009